Prospectus Supplement No. 12

Filed Pursuant to Rule 424(b)(3)

File No. 333-268503

SeaStar Medical Holding Corporation

3513 Brighton Blvd,

Suite 410

Denver, CO 80216

(844) 427-8100

Prospectus Supplement No. 12

(to the Prospectus dated January 4, 2023)

This Prospectus Supplement No. 12 supplements and amends the prospectus dated January 4, 2023, as amended by Prospectus Supplement No. 1 dated February 15, 2023, Prospectus Supplement No. 2 dated February 16, 2023, Prospectus Supplement No. 3 dated March 16, 2023, Prospectus Supplement No. 4 dated March 31, 2023, Prospectus Supplement No. 5 dated March 31, 2023, Prospectus Supplement No. 6 dated May 10, 2023, Prospectus Supplement No. 7 dated May 19, 2023, Prospectus Supplement No. 8 dated May 23, 2023, Prospectus Supplement No. 9 dated June 12, 2023, Prospectus Supplement No. 10 dated June 21, 2023, and Prospectus Supplement No. 11 dated July 5, 2023 (the “Prospectus”), relating to the sale from time to time of up to 9,829,000 shares of our common stock and 6,438,000 of our warrants to purchase common stock by a selling shareholder.

On August 2, 2023, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K.

This Prospectus Supplement No. 12 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 12 supersedes the information contained in the Prospectus.

Our common stock is traded on the Nasdaq Stock Market under the symbol “ICU”. On August 11, 2023, the last reported sale price of our common stock was $0.38 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus dated January 4, 2023.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 12 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 12 is August 14, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2023

SeaStar Medical Holding Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39927	85-3681132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3513 Brighton Blvd, Suite 410 Denver, Colorado		80216
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 844 427-8100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock par value $0.0001 per share	ICU	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock for $11.50 per share	ICUCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 4.01	Changes in Registrant’s Certifying Accountant.

On July 31, 2023, SeaStar Medical Holding Corporation (the “Company”) was informed by Armanino LLP (“Armanino”), the Company’s current independent registered public accounting firm, that Armanino would resign as the Company’s independent registered public accounting firm effective as of the earlier of (i) the date the Company engages a new independent registered public accounting firm or (ii) the filing of the Company’s quarterly report on Form 10-Q for the fiscal quarter ending September 30, 2023. Armanino advised the Company that its decision to resign was due to Armanino’s transition away from providing financial statement audit services to public companies. In light of Armanino’s determination, the Audit Committee of the Company’s Board of Directors has initiated a process to select a new accounting firm to serve as the Company’s independent registered public accountant commencing with the audit of the Company’s financial statements for the fiscal year ending December 31, 2023.

Armanino’s audit reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except the audit report for the fiscal year ended December 31, 2022 contained a “going concern” explanatory paragraph.

During the years ended December 31, 2022 and 2021, and during the subsequent interim period through July 31, 2023, there were no (a) disagreements with Armanino on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Armanino’s satisfaction, would have caused Armanino to make reference to the subject matter thereof in connection with its reports for such periods; or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided Armanino with a copy of the disclosures it is making in this Current Report on Form 8-K and requested from Armanino a letter addressed to the Securities and Exchange Commission indicating whether it agrees with such disclosures. A copy of Armanino’s letter dated August 2, 2023 is attached as Exhibit 16.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

16.1	Letter from Armanino LLP to the Securities and Exchange Commission dated August 2, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeaStar Medical Holding Corporation

	By:	/s/ Eric Schlorff
Date: August 2, 2023	Name:	Eric Schlorff
	Title:	Chief Executive Officer

Exhibit 16.1

August 2, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of the Current Report on Form 8-K of SeaStar Medical Holding Corporation dated August 2, 2023, which we understand will be filed with the Securities and Exchange Commission, and we agree with the statements concerning our firm contained in such Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Armanino LLP

Armanino LLP

Denver, Colorado